Exhibit 10.4

CONVERTIBLE NOTE

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY IN OR TO A PERSON IN CANADA BEFORE SEPTEMBER 2, 2017.

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER APPLICABLE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS NOTE IS SUBJECT TO CERTAIN ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THE NOTE PURCHASE AGREEMENT.

ARKADOS GROUP, INC

10% SECURED CONVERTIBLE NOTE

NOTE NUMBER 2017-001

Issue Date: May 1, 2017	Principal Amount: U.S. $[ ]

For value received, Arkados Group, Inc. (the "Issuer"), having a principal place of business at 211 Warren Street, Suite 320, Newark, New Jersey 07103, promises to pay on or before May 1, 2018, to ______________. (together with its successors and assigns, the "Holder"), or any other bona fide holder of this Note, the Principal Amount specified above plus the amount of interest specified in Section 1 below, payable in arrears on each Interest Payment Date (as defined below).

This Note is issued under a Note Purchase Agreement dated as of May 1, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"), between the Issuer, AIP Asset Management Inc., in its capacity as Security Agent (as defined therein), and AIP Canadian Enhanced Income Class, AIP Global Macro Class, and AIP Global Macro Fund L.P., and any other parties that become Holders from time to time, as holders (together with their successors and assigns, collectively, the "Holders"). Unless otherwise defined, all capitalized terms used herein have the meanings specified in the Note Purchase Agreement. The Issuer’s obligations under this Note are secured pursuant to that certain Security Agreement dated as of May 1, 2017, made by and among Issuer, Arkados, Inc., Arkados Energy Solutions, LLC, and AIP Asset Management Inc., in its capacity as security agent for the Holders.

The total consideration payable by Holder to Issuer for this Note pursuant to the Note Purchase Agreement is U.S. $__________, payable by wire transfer of immediately available funds. The Issuer acknowledges that the Principal Amount of this Note exceeds the total consideration payable pursuant to the Note Purchase Agreement and that such $__________ excess is a 15 percent original issue discount and shall be fully earned and charged to the Issuer upon the execution of this Note, and shall be paid to the Holder as part of the outstanding Principal Amount of this Note.

1.           Interest. Interest shall accrue on the Principal Amount of this Note from the date of transferring the funds to escrow until repayment in full. The interest shall accrue from day to day at the applicable Interest Rate, both before and after default, demand, maturity and judgment, and shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 or 366 days, as applicable.

The Notes shall bear interest at rate per annum equal to 10% plus, if an Event of Default has occurred, 10% per annum, while such Event of Default continues (the "Interest Rate"). Interest shall be calculated and payable monthly, in advance on the first day of each month (each, an "Interest Payment Date") until the entire Principal Amount of this Note has been repaid in full, provided that interest for the first month this Note is outstanding shall be payable by the Issuer to the Holder, in advance, on the date of issuance of this Note out of the proceeds of the purchase price of this Note.

2.           Payments. All payments made pursuant to this Note (in respect of principal, interest or otherwise) shall be made in full without set-off or counterclaim, and free of and without deduction or withholding for any present or future Taxes, other than Excluded Taxes.

3.           Conversion. This Note may be converted into the shares or Membership Interests of the Issuer in accordance with the terms of the Note Purchase Agreement.

4.           Assignments and Transfers. This Note may not be assigned or transferred by the Issuer except in accordance with the Note Purchase Agreement.

5.           Note Register. The Holder, acting as the agent of the Issuer, shall maintain a register on which it enters the name and address of any transferee of an interest in this Note (each, a "Transferee"), and the commitment, principal amount and stated interest of each such Transferee's interest in the Note (the "Note Register"). The entries in the Note Register shall be conclusive, and both the Holder and the Issuer shall treat each Person whose name is recorded in the Note Register as the owner of the interest transferred to a Transferee for all purposes, notwithstanding any notice to the contrary. This Note is intended to be treated as a registered obligation for United States federal income tax purposes. Any right or title in or to the Note (including with respect to the principal amount and any interest thereon) may only be assigned or otherwise transferred through the Note Register. This provision shall be construed so that the Note is at all times maintained in "registered form" within the meaning of Sections 163(f), 165(g), 871(h)(2), and 881(c)(2) of the U.S. Internal Revenue Code and Section 5f.103-1(c) of the U.S. Treasury Regulations.

6.           Severability. In the event that one or more of the provisions of this Note is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without the application of any choice of laws provisions thereof.

ARKADOS GROUP, INC.

/s/ Terrence DeFranco
By:	Terrence DeFranco
Title:	Chief Executive Officer

Sworn to before me this 1st day of May, 2017.

/s/ Lino M. Lopez
Notary Public